                                                                        Ex- 11.1


      COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER COMMON SHARE
                 Mellon Bank Corporation (and its subsidiaries)


                                                                                      Year ended December 31,
                                                                    1993                      1992                      1991
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
PRIMARY NET INCOME PER COMMON SHARE

Net income applicable to common stock (a)                        $301,808,000             $388,951,000              $233,784,000
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Stock and stock equivalents (average shares):
   Common shares outstanding                                       62,028,788               52,925,666                47,900,612
   Common shares issuable upon conversion
    of Series D preferred stock                                     1,640,421                1,552,413                 1,470,784
   Other common stock equivalents, net of shares
    assumed to be repurchased under the treasury
    stock method (b):
     Series D preferred stock subscription rights                      36,904                   68,180                    56,218
     Common stock subscription rights                                  91,804                  178,924                   152,474
     Stock options                                                  1,106,046                  694,983                   266,240
     Warrants                                                         274,829                  492,087                   344,412
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         Total stock and stock equivalents                         65,178,792               55,912,253                50,190,740
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Net income per common share                                             $4.63                    $6.96                     $4.66
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FULLY DILUTED NET INCOME PER COMMON SHARE

Net income applicable to common stock (a)                        $301,808,000             $388,951,000              $233,784,000
Series B convertible preferred stock dividends
  and the after-tax benefit of interest expense
  on the assumed conversion of 7-1/4% Convertible
  Subordinated Capital Notes, if dilutive (c)                         200,000                4,900,000                   332,000
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Adjusted net income applicable to
  common stock                                                   $302,008,000             $393,851,000              $234,116,000
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Stock, stock equivalents and potentially
  dilutive items (average shares):
   Common shares outstanding                                       62,028,788               52,925,666                47,900,612
   Common shares issuable upon conversion of
    Series D preferred stock                                        1,640,421                1,552,413                 1,470,784
   Other common stock equivalents, net of shares
    assumed to be repurchased under the treasury
    stock method (d)                                                1,509,583                2,096,960                 1,287,121
   Other dilutive items (e)                                            90,998                  983,804                    98,003
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         Total                                                     65,269,790               57,558,843                50,756,520
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Net income per common share                                             $4.63                    $6.84                     $4.61
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
Footnotes on following page.

                                                                        Ex- 11.1
                                                                     (continued)


      COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER COMMON SHARE

                 Mellon Bank Corporation (and its subsidiaries)




(a) After adding back Series D preferred stock dividends of $4 million in 1993 and $3 million in 1992 and 1991. Series D preferred stock is considered a common stock equivalent.

(b) Shares were assumed repurchased at the average common share price of $56.07 in 1993, $42.03 in 1992 and $30.35 in 1991.

(c) Convertible securities consisted of the 7-1/4% Convertible Subordinated Capital Notes in 1993, the Series B convertible preferred stock and the 7-1/4% Convertible Subordinated Capital Notes in 1992 and the 7-1/4% Convertible Subordinated Capital Notes in 1991.

(d) Includes shares issuable upon assumed conversion of stock options, warrants, common stock subscriptions and Series D preferred stock subscription rights in 1993, 1992 and 1991. Shares were assumed repurchased at the beginning of the period using the average common share price of $56.07 at December 31, 1993 and the ending common share price of $53.00 and $34.875 at December 31, 1992 and December 31, 1991,
     respectively.

(e) Other dilutive items consisted of the average shares issuable upon the assumed conversion of the convertible securities described in Note (c) above.